Exhibit 99.1

Parkway Acquisition Corp. Announces Third Quarter 2021 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, November 2, 2021 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced third quarter 2021 earnings.

Parkway recorded net income of $2.7 million, or $0.45 per share, for the quarter ended September 30, 2021 compared to net income of $1.4 million, or $0.23 per share, for the same period in 2020. For the nine months ended September 30, 2021, net income was $6.8 million, or $1.14 per share, compared to net income of $4.2 million, or $0.69 per share, for the nine months ended September 30, 2020.

President and CEO Blake Edwards stated, “We are pleased with our results for the third quarter and the first nine months of 2021. Third quarter earnings, on an annualized basis, represented a return on averages assets of 1.11% and a return on average equity of 12.13%. We continued to see pressure on our net interest margin from historically low interest rates and competitive loan pricing, however, this was partially offset by ongoing forgiveness on SBA-PPP loans which positively impacted interest income. I’m especially pleased to report that despite increased competition, our core loans (excluding SBA-PPP balances) grew over 8% from September 30, 2020 to September 30, 2021. Growth in our core loan balances will be key to replacing SBA-PPP related revenue as that program continues to wind down.”

“Deposit growth was strong as well with an increase of $164.3 million, or 23.00% over the past year. Customer balances have increased due to SBA-PPP proceeds and other government stimulus programs; however, a good portion of our growth came as a result of our expansion strategy in North Carolina. We opened four new branches in North Carolina between December 2019 and July 2020. Despite the challenges of opening branches in the midst of a pandemic, our deposit growth has exceeded our projections in all of our new locations as the Skyline brand continues to be very well received throughout our market area. Expense management has also been a priority as is reflected in our third quarter efficiency ratio of 63.45%. Our asset quality indicators remain strong and we continue to exercise our stock repurchase plan as opportunities arise.”

Edwards concluded, “Our strong performance throughout these challenging times is a direct reflection of the tremendous work that all of our employees have done and I could not be more proud of our entire Skyline family. They continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $2.7 million, or $0.45 per share, for the third quarter of 2021, compared to $1.4 million, or $0.23 per share, for the third quarter of 2020.
●	Net interest margin (“NIM”) was 3.60% for the third quarter of 2021, compared to 3.69% in the second quarter of 2021, and 3.75% in the third quarter of 2020.
●	Total assets increased $163.2 million, or 19.98%, to $980.2 million at September 30, 2021 from $817.0 million a year earlier.
●	Net loans increased $7.7 million, or 1.13%, to $680.6 million at September 30, 2021, from $672.9 million a year earlier.
●	Total deposits increased $164.3 million, or 23.00%, to $878.3 million at September 30, 2021 from $714.0 million a year earlier.
●	Return on average assets increased to 1.11% for the quarter ended September 30, 2021, from 0.70% for the quarter ended September 30, 2020.
●	Return on average equity increased to 12.13% for the quarter ended September 30, 2021, from 6.73% for the quarter ended September 30, 2020.
●	The Company repurchased 34,175 shares of its common stock through the previously announced share repurchase program during the third quarter of 2021.

Coronavirus (COVID-19) Response

●

The Bank has shifted its branch lobby operations over the past year in accordance with government mandates and by taking case count data into consideration. In the first quarter of 2021, the Bank reopened its lobby doors in addition to continuing to serve its customers through drive-thru and online banking services.

●	The Bank began receiving requests for loan deferments on March 23, 2020, and as of September 30, 2021, one loan with an outstanding balance of $404 thousand remained in deferment status.
●

The Bank participated in the Small Business Administration Paycheck Protection Program (“SBA-PPP”) during 2020 and 2021. Gross SBA-PPP loans totaling $40.8 million with net deferred fees of $3.0 million remain on the balance sheet as of September 30, 2021. Contractual interest earned on SBA-PPP loans totaled $130 thousand in the third quarter of 2021, while net fees recognized totaled $1.1 million in the third quarter of 2021.

Third Quarter, First Nine Months of 2021 Income Statement Review

Net interest income after provision for loan losses in the third quarter of 2021 was $7.9 million compared to $6.7 million in the third quarter of 2020, reflecting a provision for loan losses of $219 thousand in the 2021 period and $291 thousand in the third quarter of 2020. Total interest income was $8.7 million in the third quarter of 2021 compared to $7.8 million for the same period last year. Interest income on loans increased in the quarterly comparison primarily due to organic loan growth and SBA-PPP related interest and fees. Interest income on securities increased by $216 thousand in the quarterly comparison, as a result of the $77.0 million increase in the securities portfolio from September 30, 2020 to September 30, 2021.

The Company successfully reduced interest expense on deposits by $292 thousand, or 34.43%, in the quarterly comparison, reflecting continued rate reductions in deposit offerings. Lower-cost core deposits (demand deposits, savings, and money market accounts) grew by $35.8 million, or 5.55%, during the third quarter of 2021. The growth in core deposits is a result of organic growth in our current markets, with $9.2 million of the core deposit growth in the third quarter of 2021 attributed to our four newest branches opened in North Carolina.

For the first nine months of 2021, net interest income after provision for loan losses was $22.7 million compared to $19.6 million for the first nine months of 2020. Interest income increased by $2.0 million, primarily due to an increase in loan interest income of $1.6 million and a $506 thousand increase in interest from the securities portfolio during the first nine months of 2021, compared to the first nine months of 2020. Interest expense on deposits decreased by $651 thousand for the nine-months ended September 30, 2021 compared to the same period last year. As previously discussed, this is a reflection of the reduced rates for interest bearing demand deposits, time deposits, and savings products.

Total noninterest income was $1.8 million in the third quarter of 2021 compared to $1.4 million in the third quarter of 2020. The increase was primarily a result of an increase in service charges and fees of $196 thousand, an increase in realized gains on securities of $162 thousand, and an increase in mortgage origination fees of $90 thousand. For the first nine months of 2021, noninterest income increased by $816 thousand compared to the same period last year. The increase was mainly due to an increase in mortgage origination income of $295 thousand and an increase in service charges and fees of $389 thousand. During the first nine months of 2021, there were realized gains on securities of $265 thousand, compared to realized gains on securities of $315 thousand for the first nine months of 2020, representing a decrease of $50 thousand. During the first nine months of 2021, the Company had a one-time lease termination fee of $200 thousand.

Total noninterest expenses were $6.3 million for the quarters ended September 30, 2021 and 2020, respectively. Salary and benefit costs increased by $55 thousand, while occupancy and equipment expenses increased by $55 thousand. Data processing expenses increased by $18 thousand, professional fees decreased by $21 thousand, and advertising expenses decreased by $20 thousand in the quarter-to-quarter comparison. For the nine-month period ended September 30, 2021, total noninterest expenses increased by $558 thousand compared to the same period in 2020, primarily due to employee and branch costs associated with branch expansion. Salary and benefit cost increased by $161 thousand, occupancy and equipment expenses increased by $286 thousand, and data processing expenses increased by $101 thousand from the first nine months of 2020 to 2021. Professional fees increased by $80 thousand which was offset by a decrease in core deposit intangible amortization of $87 thousand from the first nine months of 2020 to 2021.

Income tax expense increased by $343 thousand in the quarter-to-quarter comparison, and $719 thousand in the nine-month period comparisons. The increase was primarily due to an increase in net income before taxes of $1.6 million in the quarterly comparison, and a $3.4 million increase in the nine-month comparison.

Balance Sheet Review

Total assets increased in the third quarter of 2021 by $33.3 million, or 3.51%, to $980.2 million at September 30, 2021 from $946.9 million at June 30, 2021, and increased by $124.8 million, or 14.59%, from $855.4 million at December 31, 2020. The increase in total assets during the quarter can be primarily attributed to the $32.0 million increase in deposits. Total loans decreased during the third quarter by $11.3 million, or 1.61%, to $686.1 million at September 30, 2021 from $697.4 million at June 30, 2021, and increased by $22.0 million, or 3.32%, compared to $664.1 million at December 31, 2020. SBA-PPP loans decreased by $23.7 million during the third quarter 2021; however, this decrease was partially offset by higher yielding organic loan growth of $12.8 million during the quarter. Gross loans at September 30, 2021 included $40.8 million in SBA-PPP loans with net deferred fees of $3.0 million.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.30% at September 30, 2021 compared to 0.73% at September 30, 2020. The allowance for loan losses at September 30, 2021 was approximately 0.81% of total loans, compared to 0.71% at September 30, 2020. The allowance ratio excluding $37.8 million of SBA-PPP loans would have been 0.86% at September 30, 2021. Management’s estimate of probable credit losses inherent in the acquired Cardinal Bankshares Corporation and Great State Bank loan portfolios was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of September 30, 2021, the remaining unaccreted discount on the acquired loan portfolios totaled $1.2 million.

Investment securities increased by $4.5 million during the third quarter to $107.4 million at September 30, 2021 from $102.9 million at June 30, 2021, and increased by $73.9 million from $33.5 million at December 31, 2020. The increase in the third quarter of 2021 was the result of $16.4 million in purchases, offset by sales of $8.6 million, paydowns of $2.3 million, and maturities/calls of $900 thousand.

Total deposits increased in the third quarter of 2021 by $32.0 million, or 3.77%, to $878.3 million at September 30, 2021 from $846.3 million at June 30, 2021, and increased $122.8 million, or 16.24%, compared to $755.5 million at December 31, 2020. Total deposits increased by $164.3 million, or 23.00%, from September 30, 2020 to September 30, 2021. The increases in deposit balances came as a result of the Bank’s participation in the SBA-PPP program, government stimulus programs, branch expansion into new markets, and growth in our existing locations. Total increases for the third quarter of 2021 included a $16.4 million increase in noninterest bearing deposits, while interest bearing deposits increased by $15.5 million over the same time period. The increase in interest bearing deposits was due to a $15.4 million increase in money markets, a $7.5 million increase in saving accounts, offset by a $3.5 million decrease in interest-bearing demand deposits and a $3.9 million decrease in time deposits.

Stockholders’ equity increased by $1.3 million, or 1.53%, to $88.4 million at September 30, 2021 from $87.1 million three months earlier, and increased $3.3 million, or 3.85%, from $85.1 million at December 31, 2020. The increase during the quarter was due to earnings of $2.7 million, offset by a $125 thousand change in unrealized losses during the quarter, stock repurchases of $420 thousand and dividends paid of $839 thousand. Book value increased from $14.08 per share at December 31, 2020, and $14.47 per share at June 30, 2021, to $14.78 per share at September 30, 2021.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2020. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending September 30, 2021)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

September 30, 2021; June 30, 2021; December 31, 2020; September 30, 2020

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2021	2021	2020	2020
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$15,835	$11,049	$10,009	$9,638
Interest-bearing deposits with banks	4,757	70,520	84,863	36,106
Federal funds sold	99,891	745	817	888
Investment securities available for sale	107,422	102,895	33,507	30,411
Restricted equity securities	2,209	2,209	2,416	2,416
Loans	686,117	697,379	664,095	677,737
Allowance for loan losses	(5,550)	(5,342)	(4,900)	(4,794)
Net loans	680,567	692,037	659,195	672,943
Cash value of life insurance	18,628	18,520	18,304	18,179
Properties and equipment, net	30,268	28,150	26,591	26,835
Accrued interest receivable	2,414	2,601	2,355	2,665
Core deposit intangible	1,898	2,032	2,359	2,522
Goodwill	3,257	3,257	3,257	3,257
Deferred tax assets, net	1,509	1,783	1,019	1,454
Other assets	11,519	11,143	10,695	9,650
Total assets	$980,174	$946,941	$855,387	$816,964

Liabilities
Deposits
Noninterest-bearing	$291,058	$274,663	$231,852	$221,026
Interest-bearing	587,194	571,685	523,676	492,990
Total deposits	878,252	846,348	755,528	714,016

Borrowings	10,000	10,000	10,000	15,375
Accrued interest payable	122	88	124	212
Other liabilities	3,420	3,455	4,629	3,686
Total liabilities	891,794	859,891	770,281	733,289

Stockholders’ Equity
Common stock and surplus	38,812	39,218	39,740	39,885
Retained earnings	51,112	49,251	45,887	44,206
Accumulated other comprehensive loss	(1,544)	(1,419)	(521)	(416)
Total stockholders’ equity	88,380	87,050	85,106	83,675
Total liabilities and stockholders’ equity	$980,174	$946,941	$855,387	$816,964
Book value per share	$14.78	$14.47	$14.08	$13.81
Tangible book value per share	$13.91	$13.59	$13.15	$12.85

Asset Quality Indicators
Nonperforming assets to total assets	0.21%	0.21%	0.56%	0.60%
Nonperforming loans to total loans	0.30%	0.29%	0.72%	0.73%
Allowance for loan losses to total loans	0.81%	0.77%	0.74%	0.71%
Allowance for loan losses to nonperforming loans	269.55%	268.17%	102.02%	97.02%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands except share amounts)	2021	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$8,259	$8,080	$7,631	$24,092	$22,490
Interest-bearing deposits in banks	19	29	23	85	176
Federal funds sold	11	-	-	11	3
Interest on securities	370	366	154	986	480
Dividends	8	46	12	66	80
	8,667	8,521	7,820	25,240	23,229
Interest expense
Deposits	556	612	848	1,857	2,508
Interest on borrowings	21	21	26	62	71
	577	633	874	1,919	2,579
Net interest income	8,090	7,888	6,946	23,321	20,650

Provision for loan losses	219	195	291	576	1,027
Net interest income after provision for loan losses	7,871	7,693	6,655	22,745	19,623

Noninterest income
Service charges on deposit accounts	444	331	354	1,071	1,044
Other service charges and fees	668	660	562	1,934	1,572
Net realized gains on securities	265	-	103	265	315
Mortgage origination fees	275	277	185	861	566
Increase in cash value of life insurance	108	108	108	324	324
Other income	53	242	85	387	205
	1,813	1,618	1,397	4,842	4,026
Noninterest expenses
Salaries and employee benefits	3,645	3,612	3,590	10,812	10,651
Occupancy and equipment	907	875	852	2,696	2,410
Foreclosed asset expense, net	1	-	2	1	2
Data processing expense	468	470	450	1,434	1,333
FDIC Assessments	76	76	60	229	135
Advertising	172	191	192	473	482
Bank franchise tax	126	127	133	379	365
Director fees	58	87	79	205	210
Professional fees	107	161	128	455	375
Telephone expense	100	93	101	298	284
Core deposit intangible amortization	134	163	163	461	548
Other expense	489	562	529	1,542	1,632
	6,283	6,417	6,279	18,985	18,427
Net income before income taxes	3,401	2,894	1,773	8,602	5,222

Income tax expense	701	592	358	1,753	1,034
Net income	$2,700	$2,302	$1,415	$6,849	$4,188

Net income per share	$0.45	$0.38	$0.23	$1.14	$0.69
Weighted average shares outstanding	6,003,504	6,039,011	6,060,775	6,028,449	6,082,950
Dividends declared per share	$0.14	$0.00	$0.13	$0.27	$0.26